Exhibit 4.3

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

IN ADDITION, THE TRANSFER OF THIS WARRANT AND THE SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS CONTAINED IN A STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE 18, 2004, AMONG NOVUS CAPITAL, INC. AND THE SECURITYHOLDERS PARTY THERETO, AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH IS AVAILABLE FOR EXAMINATION BY HOLDERS OF THIS WARRANT AT THE PRINCIPAL OFFICE OF NOVUS CAPITAL, INC.

WARRANT

TO PURCHASE SERIES A CONVERTIBLE PREFERRED STOCK OF

NOVUS CAPITAL, INC.

Date of Issuance: June 18, 2004	Certificate No. W-[ ]

FOR VALUE RECEIVED, Novus Capital, Inc., a Delaware corporation (the “Company”), hereby grants to [__] or its successors or registered permitted assigns (the “Registered Holder”) the right to purchase [__] shares (as adjusted from time to time as provided herein, the “Exercise Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), at a price of $10.00 per share (as adjusted from time to time as provided herein, the “Exercise Price”). Certain capitalized terms used herein are defined in Section 4 hereof. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

This Warrant is subject to the following provisions:

Section 1. Exercise of Warrant.

1A. Exercise Period and Amount. Subject to the following sentence, the Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant for the Exercise Shares at any time and from time to time from and after the Issue Date to and including the Expiration Date (the “Exercise Period”). Notwithstanding the foregoing, until such time as the Registered Holder or its predecessor in interest has satisfied its Subscription Obligation, the Registered Holder shall not be entitled to exercise this Warrant for Exercise Shares in an amount that exceeds the product of the Exercise Shares multiplied by a fraction, the numerator of which is the number of shares of Series A Preferred that have, as of such date, been issued to the Registered Holder (or a predecessor in interest thereof) pursuant to the Subscription Agreement

(and not repurchased by the Company pursuant to the Subscription Agreement) and the denominator of which is the total number of shares of Series A Preferred that have been subscribed for by the Registered Holder (or a predecessor in interest thereof) pursuant to the Subscription Agreement.

(i) Exercise Procedure. This Warrant will be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in Section 1B below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b) this Warrant;

(c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto properly executed evidencing the assignment of this Warrant to the Purchaser, in compliance with the provisions set forth in Section 7 hereof; and

(d) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Series A Preferred being purchased upon such exercise (the “Aggregate Exercise Price”); provided, however, that the Registered Holder may exercise this Warrant in whole or in part by the surrender of this Warrant to the Company, with a duly executed Exercise Agreement marked to reflect “Net Issue Exercise” and specifying the number of shares of Series A Preferred to be purchased and upon such Net Issue Exercise, the Registered Holder shall be entitled to pay the exercise price for the shares of Series A Preferred purchased hereunder by cancellation of a number of shares of Series A Preferred to be purchased hereunder, having a Fair Market Value equal to the Exercise Price thereof.

(ii) Certificates for shares of Series A Preferred purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within five (5) Business Days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and will, within such five (5) day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii) The shares of Series A Preferred issuable upon the exercise of this Warrant will be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser will be deemed for all purposes to have become the record holder of such shares of Series A Preferred at the Exercise Time.

(iv) The shares of Series A Preferred issuable upon exercise of this Warrant will, upon exercise of this Warrant in accordance with the terms hereof and payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Registered Holder, in which case such taxes or charges shall be paid by the Registered Holder; provided, however, the Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issue of any shares of Series A Preferred issuable upon exercise of this Warrant in any name other than that of the Registered Holder, and in such case the Company shall not be required to issue any shares of Series A Preferred or deliver any certificates reflecting such issuance until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due; provided, further, that income taxes, if any, attributable to the exercise of this Warrant, will be the sole responsibility of such Registered Holder.

(v) The Company will not close its books against the transfer of this Warrant or of any shares of Series A Preferred issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi) The Company shall provide reasonable assistance and cooperation to any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings reasonably required to be made by the Company).

Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction. The Company shall at all times from and after the Issue Date, reserve and keep available out of its authorized but unissued shares of Series A Preferred and Common Stock solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Series A Preferred (or Common Stock, from and after conversion of shares of Series A Preferred as contemplated by Section 2C hereof) issuable upon the exercise of this Warrant. All shares of Series A Preferred (or Common Stock, as the case may be) that are so issuable shall, when issued in accordance with the terms of this Warrant, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges but subject to the Stockholders Agreement. The Company shall take all such actions as may be reasonably necessary to ensure that all such shares of Series A Preferred (or Common Stock, as the case may be) may be so issued without violation of any applicable law or governmental regulation (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

1B. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement will be substantially in the form set forth in Exhibit I hereto, except that if the shares of Series A Preferred are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement will also state the name of the Person to whom the certificates for the shares of Series A Preferred are to be issued and will be accompanied by a properly executed Assignment or Assignments (as required by Section 7 hereof), and if the number of shares of Series A Preferred to be issued does not include all the Series A Preferred purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered (and if such Person is other than the Person in whose name this Warrant is then registered, will be accompanied by a properly executed Assignment (as required by Section 7)). Such Exercise Agreement will be dated the actual date of execution thereof.

Section 2. Adjustment of Number of Exercise Shares. The number of Exercise Shares and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2.

2A. Subdivision or Combination of Series A Preferred. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of Series A Preferred into a greater number of shares, the number of Exercise Shares in effect immediately prior to such subdivision will be proportionately increased and the Exercise Price proportionately decreased. If the Company at any time combines (by reverse stock split or otherwise) shares of Series A Preferred into a smaller number of shares, the number of Exercise Shares in effect immediately prior to such combination will be proportionately decreased and the Exercise Price proportionately increased.

2B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets with, into or to another Person or other transaction which is effected in such a way that holders of Series A Preferred are entitled to receive (either directly or upon subsequent liquidation) interests, securities, assets or other property with respect to or in exchange for Series A Preferred is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder to ensure that the Registered Holder will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Series A Preferred immediately theretofore acquirable and receivable upon the exercise of this Warrant, such interests, securities, assets or other property (“Exchangeable Property”) as may be issued or payable with respect to or in exchange for the number of shares of Series A Preferred immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder) with respect to the Registered Holder’s rights and interests to ensure that the provisions of this Section 2 and Section 3 hereof will thereafter be applicable to this Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price in proportion to the Exchangeable Property receivable for each share of Series A Preferred reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Exercise Shares). The Company will not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the purchasing entity assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holder), the obligation to deliver to the Registered Holder Exchangeable Property as, in accordance with the foregoing provisions, the Registered Holder may be entitled to acquire.

2C. Conversion of Series A Preferred. If, while this Warrant remains outstanding and unexpired, all of the shares of Series A Preferred are converted into Common Stock in accordance with the terms of the Certificate of Incorporation of the Company, this Warrant shall become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would be received if this Warrant were exercised in full and the shares of Series A Preferred received thereupon were simultaneously converted immediately prior to such event, and the Exercise Price in effect immediately prior to such event shall be appropriately and proportionately adjusted (provided the aggregate Exercise Price shall remain the same).

2D. Notice of Adjustment of Exercise Shares.

(i) Promptly upon any adjustment of the Exercise Shares or the Exercise Price, the Company will give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company will give written notice to the Registered Holder at least fifteen (15) days prior to the date on which (A) the Company closes its books or takes a record with respect to any distribution upon the Series A Preferred or (B) any Organic Change, dissolution, liquidation or conversion will take place.

Section 3. Distributions. In the event that the Company, at any time during the term of the Warrants, declares or makes a dividend or any other distribution with respect to the Series A Preferred (other than a distribution subject to Section 2A above), the Exercise Price shall be reduced by the amount in cash or the Fair Market Value of any property to be received in respect of each share of Series A Preferred. In the event that the adjustment provided for in the immediately preceding sentence would result in the Exercise Price being less than the par value relating to the Exercise Shares, no such adjustment shall be made and in lieu thereof the distribution shall be payable to the Registered Holder.

Section 4. Definitions. The following terms have meanings set forth below:

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of Delaware.

“Expiration Date” means June 18, 2014.

“Fair Market Value” shall mean, as to non-cash property in the form of securities (i) if the securities are listed on a national securities exchange in the United States or reported through The Nasdaq Stock Market (“Nasdaq”) then the closing sale price on such exchange or Nasdaq on such date or, if no trading occurred or quotations were available on such date, then the closest preceding date on which such property was traded or quoted, or (ii) if not so listed or reported but a regular, active public market for the securities exists (as determined in the sole discretion of the Board of Directors, whose discretion shall be conclusive and binding), then the average of the closing bid and ask quotations per security in the over-the-counter market for such securities in the United States on such date or, if no such quotations are available on such date, then on the closest date preceding such date. If the Board of Directors determines that a regular, active public market does not exist for the securities, the Board of Directors shall determine the Fair Market Value of the securities in its good faith judgment taking into account all factors which might reasonably affect such value.

If the Registered Holder objects to the good faith determination of the Board of Directors, then the Registered Holder and the Company shall promptly and mutually select an investment banking firm, certified public accountant or business appraisal firm (the “Independent Appraiser”) to determine the Fair Market Value. The Company shall promptly furnish to the Independent Appraiser such information concerning the Company’s operations, assets and properties, financial condition, earnings, capitalization and sales of its capital stock, and any offers or indication of interest received by the Company, as the Independent Appraiser may request or the parties may deem relevant. The Fair Market Value as determined by the Independent Appraiser (which determination the Independent Appraiser shall be instructed to render in writing within thirty (30) days following the selection of such Independent Appraiser) shall be binding upon the Registered Holder and the Company. The fees and expenses of the Independent Appraiser shall be borne by the Company.

“Issue Date” shall be the date the Company initially issues this Warrant regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Stockholders Agreement” means the Stockholders’ Agreement among the Company and the securityholders party thereto, dated as of June 18, 2004.

“Subscription Agreement” means the Founders Subscription Agreement dated as of June 17, 2004, among the Company and the parties thereto regarding the subscription to purchase shares of Series A Preferred.

“Subscription Obligation” shall have the meaning given to such term in the Subscription Agreement.

“Warrant” shall mean this Warrant to purchase Series A Preferred and any warrant representing portions of the rights hereunder, as provided for in Section 8.

Section 5. No Voting Rights; Limitation on Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights of a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase shares of Series A Preferred, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Series A Preferred acquirable by exercise hereof or as a stockholder of the Company.

Section 6. No Impairment. The Company shall not by any action avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Registered Holders against impairment.

Section 7. Warrant Transferable. Subject to the restrictions on transfer contained in the Stockholders Agreement and those referred to in the legend endorsed hereon, this Warrant, and all rights hereunder, is transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

Section 8. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (including at the request of the Company an affidavit of the Registered Holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory) or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 10. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant will be in writing and will be delivered personally, sent by reputable express courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so delivered, one Business Day after being so sent or three Business Days after being so deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder at such holder’s address as it appears in the records of the Company (unless otherwise indicated by such holder).

Section 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended only if the Company has obtained the written consent of the Registered Holder.

Section 12. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

Section 13. Descriptive Headings. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 14. Governing Law. This Warrant shall be governed by the laws of the State of Delaware, without regard to the provisions thereof relating to conflict of laws.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested to by its duly authorized officers as of the Issue Date hereof.

NOVUS CAPITAL, INC.

By:

Attested by:

SIGNATURE PAGE TO WARRANT

EXHIBIT I

EXERCISE AGREEMENT

To:

Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-    ), hereby agrees to subscribe for the purchase of              shares of Novus Capital, Inc.’s Series A Convertible Preferred Stock covered by such Warrant and makes payment herewith in full therefor at the Exercise Price per share provided by such Warrant.

☐	Check Box for Net Issue Exercise

Signature

Address

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-    ) with respect to the number of shares of Novus Capital, Inc.’s Series A Convertible Preferred Stock covered thereby set forth below, unto:

Names of Assignee	Address	Shares of Series A Preferred Stock

Signature